Exhibit 99.1

Media Inquiries: William J. Rudolph, Jr. (610) 208-3892 wrudolph@cartech.com	Investor Inquiries: Michael A. Hajost (610) 208-3476 mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS FIRST QUARTER RESULTS

•	First quarter net sales excluding raw material surcharge up 19% from a year earlier due to pricing and mix optimization on 2% lower overall volume.

•	First quarter net income of $23.8 million or $0.53 per diluted share, including $0.03 per share of Latrobe transaction costs.

•	Latrobe acquisition continuing to progress through Hart-Scott-Rodino review process.

WYOMISSING, Pa., October 25, 2011 — Carpenter Technology Corporation (NYSE:CRS) today reported net income attributable to Carpenter of $23.8 million or $0.53 per share for the quarter ended September 30, 2011. Costs in the quarter related to the Latrobe Specialty Metals transaction were $1.4 million or $0.03 per diluted share. Excluding these costs, net income attributable to Carpenter was $0.56 per diluted share. Net income was $7.6 million or $0.17 per share in the same quarter a year earlier.

“We continue to see good results on overall profitability and profit per pound improvement from our pricing, mix management and operational efficiency efforts,” said William A. Wulfsohn, President and Chief Executive Officer. “We remain on track to achieve our fiscal year financial goal of a 50 percent increase in operating income, excluding pension earnings, interest and deferrals, versus last year, including strong double-digit revenue growth.

“We are also making good progress on our growth strategy. We are optimistic that the Latrobe acquisition will close by the end of the second quarter – and we have made good progress on our major new greenfield capacity expansion project which will provide increased capacity to meet customer demand and strengthen Carpenter’s leadership position in the production of premium melted alloys.”

First Quarter Fiscal 2012 Results

Financial highlights for the first quarter of fiscal year 2012 include:

(in millions, except per share amounts & pounds sold)	1Q FY 2012	1Q FY 2011
Net Sales	$414.1	$351.7

Net Sales Excluding Surcharge (a)	$313.6	$263.7

Operating Income Excluding Pension Earnings, Interest and Deferrals (a)	$47.6	$22.9

Latrobe Transaction Costs	$1.4	$—

Net Income Attributable to Carpenter	$23.8	$7.6

Diluted Earnings per Share	$0.53	$0.17

Net Pension Expense per Diluted Share (a)	$(0.14)	$(0.21)

Free Cash Flow (a)	$(109.2)	$(46.5)

Pounds Sold (000)	47,028	48,190

(a)	non-GAAP financial measure that is explained in the attached tables

Net sales for the first quarter were $414.1 million, up 18 percent from the prior year. Excluding surcharge revenue, net sales were $313.6 million, up 19 percent from a year ago. The Amega West acquisition accounted for six percentage points of the year-to-year revenue growth.

Total pounds sold in the first quarter were 2 percent lower than the fiscal year 2011 first quarter, with the Premium Alloys Operations (PAO) segment up 8 percent and the Advanced Metals Operations (AMO) segment down 5 percent. The positive spread between revenue and volume growth rates in the quarter is due to the Company’s mix optimization efforts.

Gross profit was $81.1 million compared with $49.8 million in the fiscal year 2011 first quarter. The higher gross profit in this year’s first quarter was driven by an improved product mix, higher prices, strong operating performance, higher profit contributions from our Titanium and Amega West businesses, and positive LIFO and other benefits from the combination of increased inventories and lower raw material prices.

SG&A expense as a percentage of revenue excluding surcharge was 2.1 percent lower than the prior year as revenue growth outpaced overhead cost increases. SG&A expense in the current quarter was $35.7 million or 11.4 percent of revenue excluding surcharge, compared with $35.7 million or 13.5 percent of revenue excluding surcharge for the first quarter of fiscal year 2011. The flat spending level results from an offset between lower net pension expense and the inclusion of Amega West overhead costs.

Operating income for the first quarter was $44.0 million compared with $14.1 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 15.2 percent for the quarter compared to 8.7 percent in the fiscal year 2011 first quarter.

Interest expense in the quarter was $7.0 million compared to $4.2 million in the year-ago period due to the impact of our recent financing actions. This mainly represents the net impact of a higher debt level at a lower average interest rate. A portion of the incremental debt was reduced mid-quarter as a $100 million note matured and was repaid.

Other expense was $0.7 million compared to other income of $1.6 million in the fiscal year 2011 first quarter due almost entirely to the reduction in market value of assets supporting certain non-qualified retirement plans.

The provision for income tax was $12.6 million or 34.7 percent of pre-tax income compared to $3.9 million or 33.9 percent of pre-tax income in the first quarter of fiscal year 2011.

Net income attributable to Carpenter was $23.8 million or $0.53 per diluted share, compared with first quarter net income of $7.6 million or $0.17 per diluted share in fiscal year 2011.

Free cash flow, defined as cash from operations less capital expenditures, dividends, and the net impact from the purchase and sale of businesses, was negative $109.2 million in the current quarter. This was driven by increased inventory, the $21.8 million Boarhead Farms litigation settlement payment in the quarter, and $11.6 million of required cash contributions to the pension plan. The higher inventory level is to support strong demand for premium products over the balance of the year, and a result of higher inventory value per pound due to improved product mix.

Markets:

Aerospace market sales were $173.5 million in the first quarter, up 19 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were up 18 percent on 12 percent higher volume. Aerospace results were driven by increased demand for materials used in fastener, engine and structural components. Demand for titanium fastener material is expected to surpass prior peak levels within this fiscal year, and demand for nickel and stainless fastener material has shown significant growth over the last two quarters. Growth trends for aerospace fasteners are expected to continue for the foreseeable future. Demand for engine components continues to be strong, driven by high build rates and balanced inventory positions in the supply chain. Efforts to increase participation in other aerospace structural components contributed 7 points of the Aerospace growth rate this quarter, and current bookings suggest that growth in this area should continue through the remainder of the fiscal year.

Industrial market sales were $84.7 million, up 2 percent compared with the first quarter of fiscal year 2011. Excluding surcharge revenue, industrial sales increased 1 percent on 11 percent lower volume. The year-over-year results reflect the impact of mix management and pricing actions. This resulted in reduced sales of lower value materials used for general industrial applications and increased sales to meet demand growth for higher value materials for fittings and powder near-net-shape components.

Energy market sales of $59.2 million increased 98 percent from the first quarter a year earlier. Excluding surcharge revenue, energy market sales increased 108 percent on 27 percent higher volume. The higher revenue was driven primarily by the Amega West acquisition which contributed 70 percentage points to the revenue growth rate. The remaining revenue and volume growth of 38 percent and 27 percent, respectively, is attributable to increased demand for materials used for industrial gas turbines and in the oil and gas segment. Activity in the industrial gas turbine market is picking up with increasing demand for flexible generating capacity in North America and international markets. The oil and gas segment continued to grow due to increases in directional drilling activity and increased sales of higher value materials used in completion applications. Strong growth trends should continue in the Energy market through fiscal year 2012.

Medical market sales were $33.2 million in the first quarter, up 16 percent from a year ago. Excluding surcharge revenue, medical market sales increased 18 percent on 9 percent higher volume. Increased market demand, share gain and supply chain inventory adjustments led to growth of higher priced titanium products and a richer product mix.

Automotive market sales were $32.4 million, an increase of 7 percent from a year earlier. Excluding surcharge revenue, automotive sales rose 4 percent on 11 percent lower volume. The revenue growth is again attributable to pricing and mix management efforts that resulted in increased participation in higher value turbo charger and fuel system components, with a corresponding reduction in lower value products.

Consumer market sales were $31.1 million, a decrease of 8 percent from the first quarter of fiscal year 2011. Excluding surcharge revenue, sales decreased 8 percent on 14 percent lower volume. Sales decreased at a lower rate than volumes due to pricing and mix management efforts targeting increased global demand for higher value materials used in electronics, laminations and powder metal applications, with reduced sales of lower value materials used in housing applications.

International sales in the first quarter were $138.1 million, an increase of 31 percent compared with the same quarter a year earlier. International growth was led by Europe which experienced increased demand for materials used for aerospace engines, automotive fuel systems and energy applications. In addition, Canada experienced demand growth in aerospace and oil & gas exploration. Total international sales in the quarter represented 33 percent of total Company revenue, compared with 30 percent in the prior year.

Boarhead Farms Settlement

As described more fully in the Form 10-K for the fiscal year ended June 30, 2011 filed with the Securities and Exchange Commission in August, the Company settled the Boarhead

Farms environmental case during the first quarter, which resulted in a cash payout of $21.8 million. As this amount was fully reserved, there was no impact to earnings during the quarter.

Pension Effects

During the first quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $9.9 million or $0.14 per diluted share consistent with full year expected non-cash net pension of $39.4 million, or $0.55 per diluted share. This compares to $15.2 million or $0.21 per diluted share in the prior year first quarter. The expense will be recorded ratably through the fiscal year. The Company expects to make additional cash contributions of $16.1 million during the remainder of fiscal year 2012.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, October 25, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal first quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward Looking Statements

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2011 and the exhibits attached to that filing. They include but are not limited to: 1) the ability to successfully close the Latrobe Specialty Metals, Inc. transaction as well as the timing of that closing and the synergies, costs and other anticipated financial impacts of the transaction; 2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 5) domestic and foreign excess manufacturing capacity for certain metals; 6) fluctuations in currency exchange rates; 7) the degree of success of government trade actions; 8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 9) possible labor disputes or work stoppages; 10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 11) the ability to successfully acquire and integrate acquisitions; 12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; 14) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; 15) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found; 16) the ability to achieve our fiscal year financial goal of a 50 percent increase in operating income versus last year, including strong double-digit revenue growth; and 17) the ability of our new greenfield capacity expansion project to provide increased capacity to meet customer demand and strengthen our leadership position in the production of premium melted alloys. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

	September 30,	June 30,
	2011	2011

ASSETS
Current assets:
Cash and cash equivalents	$314.8	$492.5
Marketable securities	—	30.5
Accounts receivable, net	253.5	259.4
Inventories	418.5	328.6
Deferred income taxes	34.0	14.9
Other current assets	28.4	31.7

Total current assets	1,049.2	1,157.6

Property, plant and equipment, net	670.7	662.9
Goodwill	45.3	44.9
Other intangibles, net	28.4	30.0
Other assets	81.9	96.5

Total assets	$1,875.5	$1,991.9

LIABILITIES
Current liabilities:
Accounts payable	$178.8	$170.5
Accrued liabilities	146.0	124.9
Current portion of long-term debt	—	100.0

Total current liabilities	324.8	395.4

Long-term debt, net of current portion	407.9	407.8
Accrued pension liabilities	163.3	188.5
Accrued postretirement benefits	107.7	108.7
Deferred income taxes	54.7	48.3
Other liabilities	65.0	67.2

Total liabilities	1,123.4	1,215.9

EQUITY
Carpenter stockholders’ equity:
Common stock	273.8	273.7
Capital in excess of par value	235.7	235.4
Reinvested earnings	1,037.8	1,022.1
Common stock in treasury, at cost	(530.1)	(532.2)
Accumulated other comprehensive loss	(274.7)	(233.3)

Total Carpenter stockholders’ equity	742.5	765.7

Noncontrolling interest	9.6	10.3

Total equity	752.1	776.0

Total liabilities and equity	$1,875.5	$1,991.9

PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data)
	Three Months Ended
	September 30,
	2011	2010

NET SALES	$414.1	$351.7

Cost of sales	333.0	301.9

Gross profit	81.1	49.8

Selling, general and administrative expenses	35.7	35.7
Acquisition related costs	1.4	—

Operating income	44.0	14.1

Interest expense	(7.0)	(4.2)
Other (expense) income, net	(0.7)	1.6

Income before income taxes	36.3	11.5
Income tax expense	12.6	3.9

Net income	23.7	7.6

Less: Net loss attributable to noncontrolling interest	(0.1)	—

NET INCOME ATTRIBUTABLE TO CARPENTER	$23.8	$7.6

EARNINGS PER SHARE:
Basic	$0.53	$0.17

Diluted	$0.53	$0.17

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	44.3	44.1

Diluted	45.1	44.5

Cash dividends per common share	$0.18	$0.18

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Three Months Ended September 30,
	2011	2010

OPERATING ACTIVITIES:
Net income	$23.7	$7.6
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	18.5	15.1
Deferred income taxes	6.1	(3.7)
Net pension expense	9.9	15.2
Net loss on disposal of property and equipment	—	0.1
Changes in working capital and other:
Accounts receivable	0.8	(8.6)
Inventories	(94.9)	(66.6)
Other current assets	(1.6)	1.3
Accounts payable	9.3	22.9
Accrued liabilities	(13.4)	(15.4)
Pension contribution	(11.6)	—
Boarhead Farms settlement	(21.8)	—
Other, net	1.0	1.6

Net cash used for operating activities	(74.0)	(30.5)

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(27.3)	(8.1)
Proceeds from disposals of property and equipment	0.2	0.1
Purchases of marketable securities	—	(53.1)
Proceeds from sales and maturities of marketable securities	30.4	89.8

Net cash provided from investing activities	3.3	28.7

FINANCING ACTIVITIES:
Payments on long-term debt	(100.0)	—
Dividends paid	(8.1)	(8.0)
Tax benefits on share-based compensation	0.6	—
Proceeds from stock options exercised	0.7	0.1

Net cash used for financing activities	(106.8)	(7.9)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	2.6

DECREASE IN CASH AND CASH EQUIVALENTS	(177.7)	(7.1)
Cash and cash equivalents at beginning of period	492.5	265.4

Cash and cash equivalents at end of period	$314.8	$258.3

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

	Three Months Ended September 30,
	2011	2010
Pounds sold (000):
Advanced Metals Operations	36,490	38,372
Premium Alloys Operations	10,656	9,894
Intersegment	(118)	(76)

Consolidated pounds sold	47,028	48,190

Net sales:
Advanced Metals Operations:
Net sales excluding surcharge	$211.5	$191.1
Surcharge	63.5	55.6

Advanced Metals Operations net sales	$275.0	$246.7

Premium Alloys Operations:
Net sales excluding surcharge	$86.7	$75.3
Surcharge	38.9	32.3

Premium Alloys Operations net sales	$125.6	$107.6

Emerging Ventures net sales	$26.3	$—

Intersegment	(12.8)	(2.6)

Consolidated net sales	$414.1	$351.7

Operating income:
Advanced Metals Operations	$25.5	$8.6
Premium Alloys Operations	30.6	24.3
Emerging Ventures	2.6	—
Corporate costs	(10.2)	(9.9)
Pension earnings, interest & deferrals	(3.6)	(8.8)
Intersegment	(0.9)	(0.1)

Consolidated operating income	$44.0	$14.1

We have three reportable business segments: Advanced Metals Operations, Premium Alloys Operations and Emerging Ventures.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across all of our end-use markets.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows. PAO sales primarily service the aerospace and energy markets.

The Emerging Ventures segment currently includes the operations of the recently completed acquisitions of Amega West Services and Oilfield Alloys, manufacturers and service providers of high-precision components for measurement while drilling (MWD) and logging while drilling (LWD), drill collars, stabilizers and other down-hole tools used for directional drilling. MWD and LWD technology is used to ensure critical data is obtained and transmitted to the surface to monitor progress of the well. The net sales of Amega West and Oilfield Alloys are to customers in the energy end use market.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

	Three Months Ended September 30,
FREE CASH FLOW	2011	2010

Net cash used for operating activities	$(74.0)	$(30.5)
Purchases of property, equipment and software	(27.3)	(8.1)
Proceeds from disposals of property and equipment	0.2	0.1
Dividends paid	(8.1)	(8.0)

Free cash flow	$(109.2)	$(46.5)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended September 30,
NET PENSION EXPENSE PER DILUTED SHARE	2011	2010

Pension plans expense	$9.5	$13.5
Other postretirement benefits expense	0.4	1.7

Net pension expense	9.9	15.2
Income tax benefit	(3.8)	(5.7)

Net pension expense, net of tax	$6.1	$9.5

Net pension expense per diluted share	$0.14	$0.21

Weighted average diluted common shares	45.1	44.5

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense may be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

OPERATING MARGIN EXCLUDING SURCHARGE AND PENSION EARNINGS, INTEREST AND DEFERRALS	Three Months Ended September 30,
	2011	2010

Net sales	$414.1	$351.7
Less: surcharge revenue	100.5	88.0

Consolidated net sales excluding surcharge	$313.6	$263.7

Operating income	$44.0	$14.1
Pension earnings, interest & deferrals	3.6	8.8

Operating income excluding pension earnings, interest and deferrals	$47.6	$22.9

Operating margin excluding surcharge, pension earnings, interest and deferrals	15.2%	8.7%

Management believes that removing the impacts of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

	Three Months Ended September 30,
NET SALES BY MAJOR PRODUCT LINE	2011	2010

Product Line Excluding Surcharge:
Stainless steel	$128.9	$91.3
Special alloys	126.0	122.4
Titanium products	45.3	34.0
Tool and other steel	9.2	12.4
Other materials	4.2	3.6

Consolidated net sales excluding surcharge	313.6	263.7

Surcharge revenue	100.5	88.0

Consolidated net sales	$414.1	$351.7

	Three Months Ended September 30,
NET SALES BY END USE MARKET	2011	2010

End Use Market Excluding Surcharge:
Aerospace	$127.0	$107.6
Industrial	60.8	60.1
Energy	50.6	24.3
Consumer	22.9	24.8
Automotive	23.0	22.1
Medical	29.3	24.8

Consolidated net sales excluding surcharge	313.6	263.7

Surcharge revenue	100.5	88.0

Consolidated net sales	$414.1	$351.7